EXHIBIT 99.1



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                     [WHG BANCSHARES CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:
----------------------              -------------------------------------
March 18, 1997                      Peggy J. Stewart
                                    President and Chief Executive Officer
                                    (410) 583-8700

            WHG BANCSHARES CORPORATION ANNOUNCES STOCK REPURCHASE

      Lutherville, Maryland -- WHG Bancshares Corporation (Nasdaq SmallCap Market-WHGB), the parent holding company of Heritage Savings Bank, F.S.B., Lutherville, Maryland, today announced that it intends to initiate a repurchase plan covering up to 5%, or 81,003 shares, of the Company's common stock to be purchased in the open market. The Company currently has 1,620,062 shares of common stock outstanding. Mrs. Peggy J. Stewart, President and Chief Executive Officer of the Company, indicated that the repurchase plan could mitigate some of the potentially dilutive effects of the Company's stock option plan and would also be available for general corporate use. The repurchases will be made from time to time in open-market transactions, subject to the availability of stock.

      In January of this year, the Board of Directors approved a repurchase of up to 10% of the outstanding stock of the Company. The Company subsequently filed an application with the Office of Thrift Supervision ("OTS") for permission to repurchase up to 10% of the Company's outstanding common stock during the first year following the conversion of the Bank from the mutual to stock form of ownership (the "Conversion"). The OTS has routinely granted such requests in the past and has permitted additional repurchases of up to 15% in the second year following the Conversion. The Company fully expected to receive permission from the OTS, and intended, to conduct a 10% repurchase at the present time and apply for additional repurchases in the second year following the Conversion. However, on February 27, 1997, the OTS informed the Company that it had changed its position regarding stock repurchases by recently converted institutions and would no longer allow such institutions to repurchase any stock during the first year following the Conversion and would only allow repurchases up to 5% in years two and three following Conversion. The Company argued vigorously in favor of a 10% repurchase and against having this recent change in the OTS position being applied to the Company retroactively, and appealed this decision to the highest levels of OTS management. After such appeals were made, the OTS permitted the Company to repurchase up to 5% of its stock during the first year following Conversion.

      John E. Lufburrow, Chairman of the Board of the Company, stated that the Company was "very disappointed at the decision of the OTS in applying a new, more restrictive position to an application that had been on file under the prior OTS position for approximately 30 days. We converted under the expectation that we


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would be able to do significant stock  repurchases  during the first three years following our conversion. We believe it is unfair for the OTS to change the repurchase rules restricting our ability to prudently deploy our capital after we were required to raise over $16 million in new capital in our Conversion, which resulted in the Company becoming over-capitalized. The OTS has offered us no justification or explanation for its decision, which will adversely affect
the  ability  of  recently  converted   institutions,   like  ours,  to  enhance
shareholder value."

      The Company became the holding company for the Bank on March 29, 1996, following its initial public offering at the time of the Conversion.

      Heritage Savings Bank, F.S.B. is a federally chartered savings bank that conducts its business from its main office located in Lutherville, Maryland, one branch office located in Baltimore City, Maryland, two branch offices located in Baltimore County, Maryland, and one branch office located in Howard County, Maryland. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the Nasdaq SmallCap Market under the symbol "WHGB."